AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT (this “Amendment”) is effective as of August 19, 2025, and is made by and between UNIFIED SERIES TRUST, an Ohio business trust having its office and principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (the “Trust”), and NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company having its office and principal place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (“NLCS”).

WHEREAS, the parties entered into that certain Amended and Restated Consulting Agreement dated April 1, 2021, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as herein described; and

WHEREAS, Section 14. A allows the Agreement to be amended by a written agreement properly authorized and signed by both parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

I.	Amendments.

1.	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto.

2.	Schedule D to the Agreement hereby is deleted in its entirety and replaced with Schedule D attached hereto.

II.	Miscellaneous.

1.	Except as hereby amended, the Agreement shall remain in full force and effect.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

UNIFIED SERIES TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ Zachary Richmond	By:	/s/ Martin R. Dean
	Zachary P. Richmond		Martin R. Dean
	Treasurer		President

Schedule A

FEES

This Schedule A is part of the Amended and Restated Consulting Agreement, dated April 1, 2021 (the “Agreement”), entered into by and between Unified Series Trust (the “Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

REDACTED PROPRIETARY

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A to the Agreement effective August 19, 2025.

UNIFIED SERIES TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ Zachary Richmond	By:	/s/ Martin R. Dean
	Zachary P. Richmond		Martin R. Dean
	Treasurer		President

Schedule D
LIST OF FUNDS

As of August 19, 2025

(Funds marked with an “*” are “Grandfathered Funds” for purposes of Schedule A of the Agreement)

Absolute Select Value ETF*
Absolute Capital Opportunities Fund
Absolute Convertible Arbitrage Fund
Absolute Flexible Fund
Absolute CEF Opportunities

Appleseed Fund*

Auer Growth Fund*

Ballast Small/Mid Cap ETF*

Channel Income Fund*

Crawford Large Cap Dividend Fund*
Crawford Small Cap Dividend Fund*
Crawford Multi-Asset Income Fund*

Dean Equity Income Fund*
Dean Mid Cap Value Fund*
Dean Small Cap Value Fund*

Efficient Enhanced Multi-Asset Fund

FI Institutional Group Fund Family:
FI Institutional Group Stock Fund for Retirement Plans*
FI Institutional Group Fixed Income Fund for Retirement Plans*
FI Institutional Group ESG Stock Fund for Retirement Plans*
FI Institutional Group ESG Fixed Income Fund for Retirement Plans*

LCAM Total Return Fund
LCAM Strategic Income Fund

OneAscent International Equity ETF
OneAscent Emerging Markets ETF
OneAscent Large Cap Core ETF
OneAscent Core Plus Bond ETF
OneAscent Small Cap Core ETF

Q India Equity Fund

Standpoint Multi-Asset Fund*

Tactical Multi-Purpose Fund*